Exhibit 99.1

News from Xerox For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Xerox Reports Third-Quarter 2008 Earnings of 29 Cents per Share

•	Total revenue up 2 percent

•	Post-sale revenue up 3 percent

•	$260 million in operating cash flow

NORWALK, Conn., Oct. 23, 2008 – Xerox Corporation (NYSE: XRX) announced today third-quarter earnings of 29 cents per share.

Total revenue of $4.4 billion grew 2 percent in the quarter, including a 2 point benefit from currency. Post-sale revenue, which represents more than 70 percent of the company’s total revenue, increased 3 percent. Equipment sale revenue was down 3 percent. Both post-sale and equipment sale revenue included a 1 point currency benefit.

“Our results this quarter reflect the value of a business model that delivers solid operating cash flow through a profitable annuity stream,” said Anne Mulcahy, Xerox chairman and chief executive officer.

“In this tough business environment, revenue remained stable this quarter – the benefit of investments in expanding our reach to small and mid-size businesses. This focus led to strong performance from our developing markets and Global Imaging operations and helped to offset the economic challenges affecting U.S. large enterprises, especially for our high-volume production systems,” she added. “The resulting shift in revenue mix does put pressure on our gross margin. To better align our operations with these changes, we’re accelerating actions to reduce our cost base and drive operational improvements across the board, giving us more flexibility in our business and in this unpredictable economy.”

Xerox generated operating cash flow of $260 million in the third quarter bringing year-to-date cash flow to $754 million. Xerox closed the quarter with $873 million in cash and cash equivalents.

“We’re confident in the strength of our financial position and the flexibility we have to manage our business successfully through today’s challenges and for the long-term value of our shareholders,” Mulcahy said.

Xerox’s developing markets continued to deliver strong growth in the third quarter with revenue up 15 percent, reflecting positive performance in all regions.

Revenue from color grew 5 percent in the third quarter and represents more than 40 percent of Xerox’s total revenue. Color pages were up 27 percent and now represent

17 percent of total pages printed on Xerox technology. Color results exclude the benefit from Global Imaging Systems.

Xerox document management services help businesses reduce costs by simplifying work processes, managing office technology and in-house print shops, converting paper files to digital and much more. Through the third quarter of this year, Xerox Global Services generated $2.6 billion in annuity revenue, up 6 percent from the prior year.

Xerox’s production business provides commercial printers and large enterprises with high-speed digital printing and services that enable on-demand, personalized printing. Total production revenue decreased 1 percent in the third quarter, including a 2 point benefit from currency, largely due to a slowdown in U.S. activity. Installs of production black-and-white systems declined 11 percent and installs of production color devices were up 4 percent in the quarter driven by early demand for the company’s new production systems, the Xerox iGen4™ Press and the Xerox 700 Digital Color Press, both of which were available worldwide beginning in September.

Through expanded channels of distribution and competitive offerings for businesses of any size, Xerox continues to drive demand for color in the office with installs of color multifunction systems up 23 percent from the prior year. Installs of the company’s black-and-white multifunction devices increased 15 percent. Total office revenue was up 3 percent in the third quarter, including a 2 point benefit from currency.

The effect of accelerated growth from developing markets and for products that serve the SMB market along with slower U.S. demand for high-volume production systems resulted in a third-quarter gross margin of 39.2 percent, down about one point from the prior year. Selling, administrative and general expenses as a percent of revenue at 26 percent increased about a half point year over year as the company maintained its investments in marketing and sales coverage. The combined impact of margin pressure and selling investments was offset in the third quarter by a benefit from tax settlements.

The company said it will take a pre-tax restructuring charge of approximately $400 million or 31 cents per share in the fourth quarter to accelerate its cost-reduction activities on a global basis. Excluding the charge, Xerox expects fourth quarter 2008 earnings in the range of 34 to 36 cents per share.

Commenting on next year’s earnings expectations, Mulcahy said, “We believe the operational efficiencies we’ll gain from our restructuring actions in the fourth quarter position us well to deliver double-digit earnings growth in 2009.”

-XXX-

Media Contacts:

Carl Langsenkamp, +1-585-423-5782, carl.langsenkamp@xerox.com

Christa Carone, +1-203-849-2417, christa.carone@xerox.com

Expected earnings per share for the fourth quarter 2008 is discussed in this release using a non-GAAP financial measure that excludes the effect of the expected fourth quarter restructuring charges. Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of this non-GAAP measure and its reconciliation to the reported GAAP measure.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that we will not realize all of the anticipated benefits from our 2007 acquisition of Global Imaging Systems Inc.; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including actions with respect to the approximately $400 million pre-tax restructuring charge or 31 cents per share anticipated in the fourth quarter 2008; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and our 2007 Annual Report filed with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For more information on Xerox, visit http://www.xerox.com or http://www.xerox.com/news. Xerox®, the Xerox wordmark and the spherical connection symbol are trademarks of Xerox Corporation in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
(in millions, except per share data)	2008	2007		2008	2007

Revenues
Sales	$2,047	$2,030	1%	$6,179	$5,713	8%
Service, outsourcing and rentals	2,126	2,068	3%	6,446	6,019	7%
Finance income	197	204	(3%)	613	614	—

Total Revenues	4,370	4,302	2%	13,238	12,346	7%

Costs and Expenses
Cost of sales	1,340	1,316	2%	4,059	3,686	10%
Cost of service, outsourcing and rentals	1,241	1,183	5%	3,747	3,449	9%
Equipment financing interest	75	79	(5%)	234	236	(1%)
Research, development and engineering expenses	228	233	(2%)	672	674	—
Selling, administrative and general expenses	1,138	1,091	4%	3,432	3,126	10%
Restructuring and asset impairment charges	14	(3)	*	80	(7)	*
Provision for litigation, net	—	—	—	795	—	*
Other expenses, net	96	79	22%	254	214	19%

Total Costs and Expenses	4,132	3,978	4%	13,273	11,378	17%

Income (Loss) before Income Taxes and Equity Income**	238	324	(27%)	(35)	968	*
Income tax expense (benefit)	15	97	(85%)	(172)	275	*
Equity in net income of unconsolidated affiliates	35	27	30%	92	60	53%

Net Income	$258	$254	2%	$229	$753	(70%)

Basic Earnings per Share	$0.30	$0.27	11%	$0.26	$0.80	(68%)
Diluted Earnings per Share	$0.29	$0.27	7%	$0.25	$0.79	(68%)

*	Percent change not meaningful.

**	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	September 30, 2008	December 31, 2007

Assets
Cash and cash equivalents	$873	$1,099
Accounts receivable, net	2,504	2,457
Billed portion of finance receivables, net	282	304
Finance receivables, net	2,544	2,693
Inventories	1,376	1,305
Other current assets	1,170	682

Total current assets	8,749	8,540
Finance receivables due after one year, net	4,658	5,051
Equipment on operating leases, net	604	587
Land, buildings and equipment, net	1,515	1,587
Investments in affiliates, at equity	1,017	932
Intangible assets, net	625	621
Goodwill	3,446	3,448
Deferred tax assets, long-term	1,522	1,349
Other long-term assets	1,489	1,428

Total Assets	$23,625	$23,543

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$1,457	$525
Accounts payable	1,303	1,367
Accrued compensation and benefits costs	608	673
Other current liabilities	2,229	1,512

Total current liabilities	5,597	4,077
Long-term debt	6,783	6,939
Liability to subsidiary trust issuing preferred securities	637	632
Pension and other benefit liabilities	973	1,115
Post-retirement medical benefits	1,381	1,396
Other long-term liabilities	752	796

Total Liabilities	16,123	14,955
Common stock, including additional paid-in-capital	3,393	4,096
Treasury stock, at cost	(91)	(31)
Retained earnings	5,378	5,288
Accumulated other comprehensive loss	(1,178)	(765)

Total Shareholders’ Equity	7,502	8,588

Total Liabilities and Shareholders’ Equity	$23,625	$23,543

Shares of common stock issued	872,442	919,013
Treasury stock	(6,842)	(1,836)

Shares of common stock outstanding	865,600	917,177

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2008	2007	2008	2007

Cash Flows from Operating Activities:
Net income	$258	$254	$229	$753
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	175	171	498	485
Provisions for receivables and inventory	65	48	173	142
Net gain on sales of businesses and assets	—	(1)	(22)	(5)
Undistributed equity in net income of unconsolidated affiliates	(31)	(25)	(60)	(43)
Stock-based compensation	26	27	66	62
Provision for litigation, net	—	—	795	—
Restructuring and asset impairment charges	14	(3)	80	(7)
Payments for restructurings	(33)	(61)	(92)	(195)
Contributions to pension benefit plans	(205)	(197)	(271)	(252)
Increase in accounts receivable and billed portion of finance receivables	(60)	(111)	(128)	(227)
Increase in inventories	(10)	(29)	(175)	(189)
Increase in equipment on operating leases	(81)	(84)	(242)	(229)
Decrease in finance receivables	99	50	319	270
Decrease in other current and long-term assets	24	22	18	76
Increase (decrease) in accounts payable and accrued compensation	94	150	(49)	77
(Decrease) increase in other current and long-term liabilities	(85)	19	(132)	(8)
Net change in income tax assets and liabilities	(15)	57	(302)	200
Net change in derivative assets and liabilities	(1)	(20)	9	(44)
Other, net	26	19	40	(5)

Net cash provided by operating activities	260	286	754	861

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(43)	(56)	(142)	(164)
Proceeds from sales of land, buildings and equipment	1	7	37	13
Cost of additions to internal use software	(42)	(29)	(102)	(83)
Acquisitions, net of cash acquired	(11)	(44)	(153)	(1,574)
Net change in escrow and other restricted investments	(266)	12	(403)	52
Other, net	5	19	57	137

Net cash used in investing activities	(356)	(91)	(706)	(1,619)

Cash Flows from Financing Activities:
Net debt payments on secured financings	(45)	(881)	(192)	(1,255)
Net cash proceeds on other debt	329	859	900	1,855
Common stock dividends	(37)	—	(116)	—
Proceeds from issuances of common stock	2	8	6	59
Excess tax benefits from stock-based compensation	1	3	2	21
Payments to acquire treasury stock, including fees	(92)	(212)	(804)	(501)
Repurchases related to stock-based compensation	—	—	(33)	—
Other	(5)	(3)	(14)	(18)

Net cash provided by (used in) financing activities	153	(226)	(251)	161

Effect of exchange rate changes on cash and cash equivalents	(27)	29	(23)	46

Increase (decrease) in cash and cash equivalents	30	(2)	(226)	(551)
Cash and cash equivalents at beginning of period	843	850	1,099	1,399

Cash and cash equivalents at end of period	$873	$848	$873	$848

Financial Review

Summary

Revenues

	Three Months Ended September 30,		Change
(in millions)	2008	2007

Equipment sales	$1,125	$1,156	(3%)
Post sale revenue¹	3,245	3,146	3%

Total Revenue	$4,370	$4,302	2%

Reconciliation to Condensed Consolidated Statements of Income
Sales	$2,047	$2,030
Less: Supplies, paper and other sales	(922)	(874)

Equipment sales	$1,125	$1,156

Service, outsourcing and rentals	$2,126	$2,068
Add: Finance income	197	204
Add: Supplies, paper and other sales	922	874

Post sale revenue	$3,245	$3,146

Memo: Color²	$1,636	$1,564	5%

[1]

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

[2]	Color revenues represent a subset of total revenues and exclude GIS revenues.

Third quarter 2008 total revenues grew 2% compared to the third quarter 2007. Currency had a 2-percentage point positive impact on total revenues in the quarter. Total revenues included the following:

•

3% increase in post sale revenue, with a 1-percentage point benefit from currency. Growth in GIS, color products and document management services offset declines in high-volume black-and-white printing systems, black-and-white multifunction devices and weakness in U.S. enterprise accounts. The components of post sale revenue increased as follows:

o	3% increase in service, outsourcing and rentals revenue to $2,126 million, reflecting growth in document management services and rental revenue.

o	Supplies, paper and other sales of $922 million grew 5% year-over-year, primarily due to growth in supplies and paper sales.

•

3% decrease in equipment sales revenue, with a 1-percentage point benefit from currency. Growth in install activity was offset by overall price declines of between 5% and 10% as well as product mix. More than two-thirds of the third quarter 2008 equipment sales were generated from products launched in the past 24 months.

•	5% growth in color revenue[2]. Color revenue of $1,636 million comprised 40% of total revenue in the third quarter 2008, excluding GIS, compared to 39% in the third quarter 2007[3], reflecting:

o	10% growth in color post sale revenue. Color represented 37% of post sale revenue in the third quarter 2008, excluding GIS, versus 35% in the third quarter 2007[3].

o

Color equipment sales revenue declined 6%. Color sales represented 50% of total equipment sales in the third quarter 2008, excluding GIS, versus 51% of total equipment sales in the third quarter 2007[3].

[3]

Total color, color post sale and color equipment sales revenues comprised 37%, 35% and 44% in 2008, respectively, if calculated on total, total post sale and total equipment sales revenues, including GIS. GIS is excluded from the color information presented, as the breakout of the information required to make this computation for all periods is not available.

Net Income

Third quarter 2008 net income of $258 million, or $0.29 per diluted share, included a benefit of $41 million, or $0.04 per diluted share, from the settlement of certain previously unrecognized tax benefits and an after-tax net restructuring charge of $9 million ($14 million pre-tax), or $0.01 per diluted share.

Third quarter 2007 net income was $254 million, or $0.27 per diluted share.

The calculations of basic and diluted earnings per share are included as Appendix I.

Operations Review

		Three Months Ended September 30,
(in millions)		Production	Office	Other	Total
2008
	Equipment sales	$298	$766	$61	$1,125
	Post sale revenue	974	1,680	591	3,245

	Total Revenues	$1,272	$2,446	$652	$4,370

	Segment Profit (Loss)	$83	$260	$(46)	$297

	Operating Margin	6.5%	10.6%	(7.1%)	6.8%

2007
	Equipment sales	$329	$759	$68	$1,156
	Post sale revenue	957	1,625	564	3,146

	Total Revenues	$1,286	$2,384	$632	$4,302

	Segment Profit (Loss)	$126	$259	$(25)	$360

	Operating Margin	9.8%	10.9%	(4.0%)	8.4%

Refer to Appendix II for the reconciliation of Segment Operating Profit to Pre-tax Income.

In 2008 we revised our segment reporting to integrate Developing Markets Operations (DMO) into the Production, Office and Other segments. DMO is a geographic region that has matured to a level where we now manage it based on the basis of products sold, consistent with our North American and European geographic regions. Refer to Appendix III for DMO’s results.

Note:

•	Install activity percentages include the Xerox-branded product shipments to GIS.

Production

Revenue

Third quarter 2008 Production revenue of $1,272 million decreased 1%, including a 2-percentage point benefit from currency, reflecting:

•	2% increase in post sale revenue as growth from color, continuous feed and light production products offset declines in revenue from black-and-white high-volume printing systems.

•	9% decline in equipment sales revenue, reflecting declines in black-and-white production and color production systems, largely driven by weakness in the U.S.

•	4% increase in installs of production color products driven by Xerox 700 and iGen4™ activity.

•

11% decline in installs of production black-and-white systems driven by declines in installs of light production and high-volume production printing systems partially offset by continuous feed systems install growth.

Operating Profit

Third quarter 2008 Production profit of $83 million decreased $43 million from third quarter 2007 due to lower gross profit flow-through from the decline of equipment sales revenue and increased SAG expenses.

Office

Revenue

Third quarter 2008 Office revenue of $2,446 million increased 3%, including a 2-percentage point benefit from currency and our expansion in the SMB market. Revenue for the third quarter reflects:

•

3% increase in post sale revenue, with a 1-percentage point benefit from currency. This reflects growth in GIS, color multifunction devices and color printers offsetting declines in black-and-white devices.

•

1% increase in equipment sales revenue, with a 1-percentage point benefit from currency. This reflects growth from GIS and developing markets, partially offset by price declines, product mix and weakness in enterprise accounts in the U.S.

•	23% color multifunction device install growth led by strong demand for Xerox WorkCentre® and Phaser® products.

•

15% increase in installs of black-and-white copiers and multifunction devices, including 16% growth in Segment 1&2 products (11-30 ppm) and 9% growth in Segment 3-5 products (31-90 ppm). Segment 3-5 installs include the Xerox 4595, a 95 ppm device with an embedded controller.

Operating Profit

Third quarter 2008 Office profit of $260 million increased $1 million from third quarter 2007 as higher gross profit was offset by increased SAG expenses.

Other

Revenue

Third quarter 2008 Other revenue of $652 million increased 3%, including a 1-percentage point benefit from currency, reflecting growth in value-added service, GIS, as well as increased paper revenue. Paper comprised approximately half of the third quarter 2008 Other segment revenue.

Operating Profit

Third quarter 2008 Other loss of $46 million increased $21 million from third quarter 2007, due to higher foreign exchange losses and lower gross profit from paper sales, partially offset by higher equity income and value-added services.

Costs, Expenses and Other Income

Gross Margin

	Three Months Ended September 30,
	2008	2007	Change
Sales	34.5%	35.2%	(0.7) pts
Service, outsourcing and rentals	41.6%	42.8%	(1.2) pts
Financing income	61.9%	61.3%	0.6 pts
Total Gross Margin	39.2%	40.1%	(0.9) pts

Third quarter 2008 total gross margin decreased 0.9-percentage points compared to the third quarter 2007, primarily due to price declines and a higher proportion of revenue from lower margin channels including document management services, partially offset by a 0.3-percentage point benefit resulting from a favorable adjustment related to European product disposal costs.

Sales gross margin decreased 0.7-percentage points compared to the third quarter 2007, primarily due to the 2.7-percentage point impact of price declines as well as channel mix, partially offset by cost improvements and other variances including the favorable adjustment related to European product disposal costs.

Service, outsourcing and rentals margin decreased 1.2-percentage points compared to the third quarter 2007 driven by price declines and mix of approximately 2-percentage points, partially offset by cost improvements. Mix primarily reflects margin pressure from document management services.

Research, Development and Engineering Expenses (“R,D&E”)

	Three Months Ended September 30,
	2008	2007	Change
R,D&E % Revenue	5.2%	5.4%	(0.2) pts

R,D&E of $228 million in the third quarter 2008 was $5 million lower than the third quarter 2007. R&D of $196 million increased $1 million, and sustaining engineering costs of $32 million decreased $6 million from third quarter 2007. R,D&E as a percentage of revenue decreased 0.2-percentage points, as we leveraged our current R,D&E investments to support GIS operations.

We invest in technological development, particularly in color, and believe our R&D spending is sufficient to remain technologically competitive. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

	Three Months Ended September 30,
	2008	2007	Change
SAG % Revenue	26.0%	25.4%	0.6 pts

SAG expenses of $1,138 million in the third quarter 2008 were $47 million higher than the third quarter 2007, including a $10 million negative impact from currency. The SAG expense increase reflected the following:

•	$24 million increase in selling expenses, reflecting unfavorable currency and investments in selling resources.

•	$6 million increase in general and administrative expenses, reflecting unfavorable currency.

•

$17 million increase in bad debt expenses to $45 million, reflecting recent write-off level increases, however as a percentage of revenue this has remained comparable with the prior year-end at approximately 1-percent.

Restructuring Charges

During the third quarter 2008 we recorded $14 million of net restructuring charges, predominantly in the U.S. related to headcount reductions of approximately 300. The restructuring reserve balance as of September 30, 2008 for all programs was $93 million, of which approximately $74 million is expected to be spent over the next twelve months. We expect to recognize a pre-tax restructuring charge of approximately $400 million or $0.31 per share in the fourth quarter of 2008 for initiatives that are still in the process of being finalized by management in order to accelerate our cost-reduction activities on a global basis.

Worldwide Employment

Worldwide employment of 57,400 at September 30, 2008 is at the same level as year-end 2007 and has decreased 600 from second quarter 2008, primarily due to restructuring.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2008	2007
Non-financing interest expense	$71	$75
Interest income	(8)	(12)
Gains on sales of businesses and assets	—	(1)
Currency losses (gains), net	9	(8)
Amortization of intangible assets	14	13
Legal matters	—	(1)
All other expenses, net	10	13

Total Other expenses, net	$96	$79

Non-Financing Interest Expense

Third quarter 2008 non-financing interest expense of $71 million was $4 million lower than third quarter 2007, reflecting the benefit of lower interest rates partially offset by higher average debt balances.

Interest Income

Third quarter 2008 interest income of $8 million decreased $4 million, reflecting lower average cash balances.

Currency Losses, Net

Third quarter 2008 net currency losses of $9 million, compared to net currency gains of $8 million in third quarter 2007, resulted in a $17 million year over year unfavorable variance. The third quarter 2008 reflects net remeasurement losses associated with our foreign currency denominated assets and liabilities in our developing market units as well as the cost of hedging. Third quarter 2007 currency gains of $8 million primarily reflected the mark-to-market of Yen/Euro and Yen/USD forward contracts, which were economically hedging anticipated foreign currency transactions.

Income Taxes

	Three Months Ended September 30,		Change
	2008	2007
Income tax expense	$15	$97	$(82)
Effective tax rate	6.3%	29.9%	(23.6	) pts

The third quarter 2008 effective tax rate was 6.3% and included a 17.9% benefit from the settlement of certain previously unrecognized tax benefits and the tax effect of the third quarter restructuring charges. Excluding these items, the adjusted effective tax rate was 24.2%4 as compared to 29.9% in the third quarter 2007. These rates were lower than the U.S. statutory tax rate primarily reflecting the benefit to taxes from the geographical mix of income before taxes and the related tax rates in those jurisdictions and the utilization of foreign tax credits.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the geographical mix of income and the related tax rates in those jurisdictions, and available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for the fourth quarter of 2008 will approximate 25%, excluding the effects of any future discrete events.

[4]	See page 13 for an explanation of this non-GAAP measure

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $35 million increased $8 million compared to third quarter 2007, reflecting our 25% share of Fuji Xerox’s higher net income as well as favorable currency.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended September 30, 2008 and 2007:

	Three Months Ended September 30,
(in millions)	2008	2007	Amount Change
Net cash provided by operating activities	$260	$286	$(26)
Net cash used in investing activities	(356)	(91)	(265)
Net cash provided by (used in) financing activities	153	(226)	379
Effect of exchange rate changes on cash and cash equivalents	(27)	29	(56)

Increase (decrease) in cash and cash equivalents	30	(2)	32
Cash and cash equivalents at beginning of period	843	850	(7)

Cash and cash equivalents at end of period	$873	$848	$25

Cash Flows from Operating Activities

Net cash provided by operating activities was $260 million in the third quarter 2008. The $26 million decrease in cash from third quarter 2007 was primarily due to the following:

•	$69 million decrease in pretax income before restructuring.

•	$56 million decrease primarily due to lower accounts payable related to the timing of payments and purchases.

•	$55 million decrease reflecting changes in benefits and other accruals.

•	$8 million decrease due to higher contributions to pension benefit plans.

•	$51 million increase due to improved collection performance of trade receivables.

•	$49 million increase due to higher net run-off of finance receivables from lower originations reflecting changes in channel mix.

•	$28 million increase due to lower restructuring payments resulting from a lower level of restructuring activities.

•	$19 million increase due to lower inventory growth reflecting improved inventory supply chain management.

Cash Flows from Investing Activities

Net cash used in investing activities was $356 million in the third quarter 2008. The $265 million decrease in cash from third quarter 2007 was primarily due to the following:

•	$278 million decrease due to higher escrow and other restricted investments, primarily resulting from the funding of the escrow account for the previously disclosed Carlson litigation settlement.

•	$33 million increase due to lower cash used for acquisitions in 2008.

Cash Flows from Financing Activities

Net cash provided by financing activities was $153 million in the third quarter 2008. The $379 million increase in cash from third quarter 2007 was primarily due to the following:

•

$836 million increase from lower net repayments on secured debt. Third quarter 2007 includes termination of our secured financing program with GE in the United Kingdom for $593 million and the repayment of secured borrowings to DLL for $153 million. The remainder includes lower payments of $71 million associated with the continued run-off of our U.S. secured borrowing program.

•	$120 million increase due to lower purchases under our share repurchase program.

•

$530 million decrease due to lower net cash proceeds on other debt. Third quarter 2008 reflects proceeds of $250 million from a private placement borrowing, net proceeds of $198 million on the Credit Facility, as well as net payments of $119 million on other debt. Third quarter 2007 reflects net proceeds of $400 million in Senior Notes, net proceeds of $290 million on the Credit Facility, as well as net proceeds of $169 million on other debt.

•	$37 million decrease due to common stock dividend payments.

Customer Financing Activities

The following represents our total finance assets associated with our lease and finance operations:

(in millions)	September 30, 2008	December 31, 2007
Total Finance receivables, net (1)	$7,484	$8,048
Equipment on operating leases, net	604	587

Total Finance Assets, net	$8,088	$8,635

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

Accounts Receivable Sales Arrangement

During the third quarter 2008 we sold $146 million of accounts receivables, as compared to $168 million in the second quarter 2008, under an existing accounts receivables sales arrangement in Europe. $136 million of receivables sold to date under this arrangement remain uncollected by the third party as of September 30, 2008.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that we will not realize all of the anticipated benefits from our 2007 acquisition of Global Imaging Systems, Inc; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including actions with respect to the approximately $400 million pre-tax restructuring charge or $0.31 per share anticipated in the fourth quarter 2008; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and our 2007 Annual Report filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed the following non-GAAP measures:

1. Adjusted Diluted EPS: Diluted earnings per share for the fourth quarter 2008 expectations are discussed in this release using a non-GAAP financial measure that excludes the effect of the expected fourth quarter restructuring charges. Management believes that it is helpful to exclude the effects of this charge to better understand and analyze the expected fourth quarter results given the discrete nature of the charge.

2. Adjusted Effective Tax Rate: The effective tax rate for the third quarter 2008 is discussed in this release using a non-GAAP financial measure that excludes the benefit to taxes relating to the settlement of certain previously unrecognized tax benefits and the effect of charges associated with restructuring. Management believes that it is helpful to exclude these effects to better understand and analyze the current period’s effective tax rate given the discrete nature of these items in the period.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period results against the corresponding prior period results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2008 third quarter presentation slides available at www.xerox.com/investor.

(amounts per share)	Guidance Q4 2008
Adjusted Diluted EPS	$0.34 - $0.36
Restructuring	$0.31

GAAP Diluted EPS	$0.03 - $0.05

	Three Months Ended September 30, 2008
(in millions)	Pre-Tax Income	Income Taxes	Effective Tax Rate
As Reported	$238	$15	6.3%
Restructuring	14	5
Tax Settlements	—	41

As Adjusted	$252	$61	24.2%

XXX

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data. Shares in thousands.)

	Three Months Ended September 30,
	2008	2007
Basic Earnings per Share:

Net Income	$258	$254

Weighted Average Common Shares Outstanding	870,849	932,217

Basic Earnings per Share	$0.30	$0.27

Diluted Earnings per Share:

Net Income	$258	$254
Interest on Convertible Securities, net	—	—

Adjusted net income available to common shareholders	$258	$254

Weighted Average Common Shares Outstanding	870,849	932,217
Common shares issuable with respect to:
Stock options	4,631	8,265
Restricted stock and performance shares	9,410	9,071
Convertible securities	1,992	1,992

Adjusted Weighted Average Common Shares Outstanding	886,882	951,545

Diluted Earnings per Share	$0.29	$0.27

Dividends per Common Share	$0.0425	$—

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended September 30,
	2008	2007
Total Segment Operating Profit	$297	$360
Reconciling items:
Restructuring and asset impairment charges	(14)	3
Restructuring charges of Fuji Xerox	(2)	(5)
Equity in net income of unconsolidated affiliates	(35)	(27)
Other	(8)	(7)

Pre-tax income	$238	$324

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm) excluding 95 ppm with embedded controller; Color 41+ ppm excluding 50 ppm, 60 ppm and 70 ppm with embedded controller.

Office:	Monochrome up to 90 ppm as well as 95 ppm with embedded controller; Color up to 40 ppm as well as 50 ppm, 60 ppm and 70 ppm with embedded controller.

Other:	Xerox Supplies Business Group (predominantly paper), value-added services, Wide Format Systems, Xerox Technology Enterprises (XTE), royalty and licensing, GIS network integration solutions and electronic presentation systems, equity income and non-allocated corporate items.

Appendix III

Xerox Corporation

DMO Revenue and Operating Margin within Segment Reporting

Effective January 1, 2008, we revised our segment reporting to integrate DMO into the Production, Office and Other segments. We will continue to provide DMO’s revenue and profit on a supplemental basis as follows through 2008.

Three Months Ended September 30,

(in millions)	Total DMO
2008
Equipment sales	$184
Post sale revenue	432

Total Revenues	$616

Segment Profit	$50

Operating Margin	8.1%

2007
Equipment sales	$156
Post sale revenue	379

Total Revenues	$535

Segment Profit	$32

Operating Margin	6.0%